Exhibit 99.1
Navitas Semiconductor Announces Corporate Governance Enhancements

Richard Hendrix Appointed Chair of the Board

Executive Steering Committee Formed to Advance Growth Strategy

TORRANCE, Calif., April 24, 2025 – Navitas Semiconductor (Nasdaq: NVTS), the only pure-play, next-generation power semiconductor company and industry leader in gallium nitride (GaN) power ICs and silicon carbide (SiC) technology, today announced actions by its board of directors to advance the company’s growth strategy. These corporate governance enhancements reflect the board’s ongoing commitment to stockholder engagement and value creation for all Navitas stakeholders.

“We have taken an important step forward by strengthening our corporate governance and further aligning the board’s interests with those of our stockholders,” said Gene Sheridan, Navitas’ chief executive officer and co-founder. “We are confident that we have the right strategy in place to continue delivering disruptive advancements in our target markets. With the updates announced today, our board and leadership team are well positioned to capitalize on Navitas’ multi-billion dollar market opportunities and generate value.”

Board and Leadership Updates

Navitas’ board has appointed Richard Hendrix as its chair, effective immediately. Mr. Hendrix joined Navitas’ board as an independent director in 2021 and is chair of the audit committee and a member of the compensation committee. He has more than 30 years of capital markets leadership and advisory experience. He succeeds Mr. Sheridan, who will remain on the board as a director and continue as Navitas’ chief executive officer.

“I am honored to chair Navitas’ board as we work to advance our strategy and continue to enable a revolution in power electronics. Our board remains committed to maintaining strong corporate governance and creating value for our stockholders,” said Mr. Hendrix.

Daniel Kinzer, Navitas’ chief technology officer, chief operating officer and co-founder, has resigned from his executive roles and as a member of the board. Mr. Kinzer will continue to serve in an advisory role supporting technology and product innovation in the area of GaN technology.

Mr. Hendrix continued, “On behalf of the Board, I would like to thank Dan for his invaluable vision and leadership in building Navitas into the only pure-play, next-generation power semiconductor company. We appreciate his continued contributions as we embark on this next chapter of the company’s growth.”

In connection with Mr. Kinzer’s departure from the board, the board intends to appoint an independent director to stand for election as a Class I director at the 2025 annual stockholders’ meeting, along with Mr. Sheridan and Ranbir Singh. Additional details will be provided in the Company’s definitive proxy statement for the meeting to be filed with the U.S. Securities and Exchange Commission (SEC).

Formation of Executive Steering Committee

Navitas also announced the formation of an executive steering committee of the board, which will be responsible for a number of initiatives that include oversight and input on:

•Expense management and defining an accelerated path to profitability;

•Acceleration of the company’s product and technology roadmap;
•Enhancement of the company’s go-to-market and partnership strategies; and
•Appointment of operating, sales and technology executives.

The committee will work closely with Mr. Sheridan to ensure the effective execution of these strategic priorities. The committee will be chaired by Dr. Singh and include Mr. Hendrix and David Moxam, chair of the compensation committee and a member of the audit committee, as members.

In connection with the actions announced today, the company has entered into a cooperation agreement with Dr. Singh following constructive engagement. Details of the agreement will be provided in forthcoming SEC filings.

Forward-Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act. Forward-looking statements may be identified by the use of words such as “we expect” or “are expected to be,” “estimate,” “plan,” “project,” “forecast,” “intend,” “anticipate,” “believe,” “seek,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions and expectations.

The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statement include those risk factors discussed in our filings with the SEC, including those disclosed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 and subsequent quarterly reports. Navitas may elect to update these forward-looking statements at some point in the future, but specifically disclaims any obligation to do so.

About Navitas

Navitas Semiconductor (Nasdaq: NVTS) is the only pure-play, next-generation power-semiconductor company, celebrating 10 years of power innovation, founded in 2014. GaNFast™ power ICs integrate gallium nitride (GaN) power and drive, with control, sensing, and protection to enable faster charging, higher power density, and greater energy savings. Complementary GeneSiC™ power devices are optimized high-power, high-voltage, and high-reliability silicon carbide (SiC) solutions. Focus markets include data centers, EV, solar, energy storage, home appliance / industrial, mobile, and consumer. Over 300 Navitas patents are issued or pending. Navitas was the world’s first semiconductor company to be CarbonNeutral®-certified.

Navitas, GaNFast, GaNSense, GaNSafe, GeneSiC and the Navitas and GeneSiC logos are trademarks or registered trademarks of Navitas Semiconductor Limited or affiliates. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Contact Information

Lori Barker
The Blueshirt Group
ir@navitassemi.com